www.ArcturusRx.com 10628 Science Center Drive Suite 200 San Diego, CA 92121

July 3, 2018

Joseph Roberts

2311 Crescent Drive

San Diego, CA 92103

VIA ELECTRONIC DELIVERY

Re: Employment Offer Letter

Dear Joe,

Arcturus Therapeutics, Inc. (the “Company”) is pleased to offer you the position of Manager, Technical & Revenue Accounting on the following terms.

You will report to KC Kummerfeld, Senior Director, Finance/ Corporate Controller. You will work from our office located in San Diego, California, and you may be required to work at other locations from time to time as required to perform your job duties. The Company may change your position, duties and work location from time to time in its discretion.

As an exempt salaried employee, you will be expected to work additional hours, including evenings and weekends, as required to perform your job duties, and you will not be eligible for overtime pay. Your base salary will be at the annualized rate of $125,000, less required payroll deductions and withholdings, paid semi-monthly. You will be eligible to earn an annual discretionary performance-based bonus at an annual target amount of ten percent (10%) of your then current base salary, based on the attainment of individual and Company objectives to be determined and approved by the Company. The Company’s payment, and the amount, of any such bonus shall be in the sole discretion of the Company. No amount of bonus is guaranteed, and, in addition to the other conditions for earning any such bonus, you must remain an employee in good standing of the Company on the date the bonus is determined and paid.

You will also be eligible for the following company benefits: medical insurance including health, dental and vision, 401k plan participation, paid time off and paid holidays, pursuant to the terms and conditions of the applicable Company plans and policies. The Company may change your compensation and benefits from time to time in its discretion.

Subject to approval by the Board of Directors of the Company or its parent or successor entity, as applicable (the “Board”), and your commencement of employment with the Company, we will recommend to the Board that you be awarded stock options (the “Options”) of 7,000 shares. The Options will have a per share exercise price at no less than the fair market value at the close of the market of the date of grant as determined by the Board, and will be governed in full by the terms and conditions of the Company’s 2010 Incentive Option Plan, or a successor plan, and your associated stock option grant notice and agreement. The Option will be subject to the terms and conditions of the Plan and will vest over a four year period, with 25% vesting after one year, and the remainder vesting 1/361h per month over the following three years, so long as you remain in continuous service with the Company. Additional options may be awarded annually in the Company’s discretion.

www.ArcturusRx.com 10628 Science Center Drive Suite 200 San Diego, CA 92121

In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information or other property of any former employer or third party to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any confidential, proprietary or trade secret information or other property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) that may limit your ability to perform your duties to the Company, or that could present a conflict of interest with the Company, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters, and that you are not in unauthorized possession or control of any confidential, proprietary or trade secret information or other property of any former employer or third party.

Your employment relationship with the Company will be at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be changed in a written agreement signed by you and the Chief Executive Officer of the Company.

As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States. Additionally, this offer is subject to you providing satisfactory professional references to the Company.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, negotiation, execution or interpretation of this letter agreement, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California (or such other location as agreed to by the parties) by JAMS, Inc. (“JAMS-) or its successors before a single arbitrator, under JAMS’ Arbitration Rules and Procedures for Employment Disputes (currently available at http://www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you on request).

www.ArcturusRx.com 10628 Science Center Drive Suite 200 San Diego, CA 92121

By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all filing fees in excess of those which would he required if the dispute were decided in a court of law and shall pay the arbitrator’s fee and any other fees or costs unique to arbitration. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter agreement, together with your Confidential Information Agreement, will form the complete and exclusive statement of your employment agreement with the Company. The terms in this letter agreement supersede any other agreements, promises or representations made to you by anyone, whether oral or written, regarding the subject matters hereof. Modifications, changes or amendments to this letter agreement or your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter agreement, must be made in a written agreement signed by you and the Chief Executive Officer of the Company. If any provision of this letter agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this letter agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law.

Please sign and date this letter agreement and the enclosed Confidential Information Agreement, and return to Jessica Mendez in Human Resources by Friday, July 6, 2018 by 5:00 PM PST if you decide to accept employment with the Company under the terms described above. Should you accept our offer we would like you to start on Monday, July 16, 2018.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Sincerely,

Joseph Payne
Chief Executive Officer

Accepted

7/9/18
Joseph Roberts	Date